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                                                                    EXHIBIT 10.9


                                MARRIOTT HOTELS

                         OFFICE SPACE RENTAL AGREEMENT
                         -----------------------------


     THIS AGREEMENT is made and entered into this 27th day of January, 1995, by and between Desert Springs Marriott Limited Partnership, ("Lessor") and MARRIOTT OWNERSHIP RESORTS, INC., ("Lessee") with offices at 1807 Crystal Lake Drive, Lakeland, Florida 33801.



                              W I T N E S S E T H:

     WHEREAS, Lessor operates a first-class hotel known as Marriott's Desert Springs Resort and Spa located at 74855 Country Club Drive, Palm Desert, CA 92260 ("Hotel") and

     WHEREAS, Lessee is desirous of leasing that space ("Premises") in the Hotel designated as rooms 1163, 1165, 1167, 1169, 1171, 1173, 1175, 1177, 1179,
1181, 1183, the adjacent hallway and adjoining linen closet respectively for purposes of a vacation gallery and administrative offices.

     NOW, THEREFORE, it is hereby agreed as follows:

     1.   Premises.   Lessor hereby leases to Lessee that space ("Premises") in
          --------
the Hotel designated as rooms 1163, 1165, 1167, 1169, 1171, 1173, 1175, 1177,
1179, 1181, 1183, the adjacent hallway and adjoining linen closet containing approximately 5,800 sq. ft. Lessee has examined and agrees to accept the Premises in "as is" condition.

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     2.   Term.
          ----

          (a) Unless sooner terminated by law or as herein provided, the term of this Agreement shall begin on April 1, 1995, and end on March 31, 1999.

          (b) If the initial term has extended its full duration, it may be continued thereafter for three (3) additional two (2) year renewal terms at Lessee's option, (Lessee shall give twelve (12) months notice of exercise of option to renew) provided, however, that the parties reach a mutually satisfactory agreement regarding the rental fees. The renewal period rental fee shall not be increased in any one year by more than the local area CPI plus one
(1) percent subject to a maximum of ten (10) percent in any one year. Unless modified all other terms and conditions will remain the same.


     3.   Rental.
          ------

          (a) Lessee agrees to pay to Lessor at its office or any other place Lessor designates a rental during the first year of $150,000 per year, in thirteen (13) periodic installments of $11,539 payable in advance of each accounting period. The first period payment shall be due upon execution of the Agreement.

          (b) The annual rental may be increased in years two, three and four of the rental term by the local area CPI plus one (1) percent subject to a maximum of ten (10) percent in any one year.

          (c) Lessee will also be subject to any other fees as outlined in this Agreement.

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     4.   Use of Premises.
          ---------------

          (a) Lessee will use the Premises for a Vacation Gallery and administrative offices.

          (b) Lessor will provide standard overhead lighting, and utilities for the Premises.

          (c) Lessee will be responsible for all decorations and renovations including, but not limited to, wall, doors, entrance, floor coverings, furnishings and fixtures for the entire Premises. Said renovations and decorations shall be at the sole expense of Lessee. Such improvements require Lessor's approval, not to be unreasonable withheld.

          (d) Lessee may advertise and promote its business at the Hotel in a tasteful manner, and may place, at locations specified by Lessor, approved signs.


     5.   Fixtures Not To Be Removed.  All fixtures at any time attached to the
          --------------------------
Premises shall remain part of the Premises and be deemed the property of Lessor, and shall not be removed by the Lessee except as expressly provided in the Agreement. However, any fixtures or improvement installed at the sole expense of Lessee and not as a required replacement may be removed from the Hotel by Lessee prior to the expiration of the Agreement, and to the extent requested by Lessor, must be so removed. The cost of such removal and any repair necessitated by it shall be paid by the Lessee.

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     6.   Alteration, Maintenance and Repairs by Lessee.
          ---------------------------------------------

          (a) Lessee at its own expense shall take good care of the Premises and any fixtures, furnishings and improvements including making all repairs necessary to keep the Premises in good conditions.

          (b) Lessor will have the right of inspections and approval of the Premises by its executives in order to ensure that it meets the specifications agreed upon.


     7.   Mail. Lessor will provide, at no cost to Lessee, a mail slot at the
          ----
front desk. Lessor will place therein any mail for Lessee that is received at the Hotel; provided, however, Lessor shall, under no circumstances, be liable for any damages caused by the non-delivery of any of Lessee's mail.



     8.   Subordination. This Agreement shall be subordinate to any underlying
          -------------
leases, mortgages or deeds of trust which now or hereafter affect the real property of which the Premises now are a part.



     9.   Assignment, Mortgaging, Subletting. Lessee may not assign, mortgage or
          ----------------------------------
sublet this Agreement or the Premises or any part thereof, except to a wholly owned subsidiary of Lessee. Any attempt to do so shall be null and void.

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     10.  Changes or Alteration By Lessor.
          -------------------------------

          (a) Lessor reserves the right to make such changes in or to the Hotel as it may reasonably deem desirable; however, there will be no unreasonable interference with the use of the Premises.

          (b) Lessor reserves the right of inspection of the Premises during reasonable hours by itself or prospective purchasers or lessees, provided, however, that such inspection does not unreasonably interfere with Lessee's use of the Premises as a Vacation Gallery and administrative office. If necessary, Lessor may enter the Premises by means of a master key or otherwise without thereby becoming liable to Lessee. Except in cases of emergencies, Lessor shall advise Lessee twenty four (24) hours in advance of such inspection.


     11.  Surrender of Premises. On the last day of the original or a renewal
          ---------------------
term of this Agreement or any earlier termination date, Lessee shall: 1) peaceably leave and surrender unto Lessor the Premises and fixtures and improvements (except those fixtures and/or improvements installed by Lessee and which can be removed without damage to the Premises, should Lessee desire and/or if Lessor requests the removal of said fixtures or improvements) in good order and repair (ordinary wear and tear excepted). Lessee shall indemnify Lessor against loss or liability resulting from delay by the Lessee in surrendering the Premises, including delay-based claims made by a succeeding tenant and holdover costs incurred by Lessor; and 2) restore Premises to its

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original condition and function as eleven (11) hotel guest rooms.


     12.  Condemnation.  If all or a substantial part of the Premises is taken
          ------------
for public or quasi public use under statute, eminent domain or by condemnation proceedings, this Agreement shall immediately terminate with the same effect as if the full term had expired. Lessee hereby expressly assigns to Lessor any and all of its right, title and interest in or to any award that may be made in any such proceedings.


     13.  Damage by Fire or Other Casualty.
          --------------------------------

          (a) If during the term of this Agreement the Premises are rendered untenable by fire or other casualty such that repairs cannot be made within sixty (60) days thereafter, then this Agreement may be terminated by either party giving to the other party, within sixty (60) days after the date of such damage, written notice specifying a termination date of at least thirty (30) days after the notice date. If the damage can be repaired within sixty (60) days after it occurs, this Agreement shall not be terminated, and Lessor shall proceed to repair the building and Premises, but only to the extent of the proceeds of any fire or other casualty insurance coverage. If these repairs are not sufficient, Lessee may terminate this Agreement immediately upon notice to Lessor. Lessor will have no obligation to replace any items or fixtures belonging to Lessee. During such repairs the rent shall be proportionately abated unless (i) other Hotel space

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reasonably suitable for temporary business as approved by Lessee (such approval not to be reasonably withheld) is made available, or (ii) such damage is in any way attributable to Lessee. Lessor shall not be liable for any inconvenience to Lessee or injury to Lessee's business resulting from such damage or subsequent repair.

          (b) If Lessee shall be legally liable in connection with any damage to the Premises or the Hotel by fire or other casualty, Lessee shall be fully liable for the rent during the unexpired portion of the term, as well as for all the restoration costs incurred by Lessor, but only to the extent of the proceeds of any fire insurance coverage paid for by Lessee.


     14.  Lessor's Limitation for Damages. Except as expressly otherwise
          -------------------------------
provided herein, Lessor shall not be responsible for any latent defect or change in the condition of the Premises, damage to the Premises or to any property within, injury to persons or property loss by theft or entrustment to Lessor employees, unless the damage shall be due to the negligence of Lessor. If Lessee is for any cause deprived of the use of the Premises or if Lessee claims that there is any defect in the Premises caused by the negligence of the Lessor, Lessee shall promptly give written notice to Lessor and request that Lessor remedy the condition noted within a reasonable time period.



     15.  Utilities.
          ---------

          (a)  Lessor will provide within the Premises heating, air

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conditioning, electricity and hot/cold water in reasonable quantities for the normal use of the Premises. Lessor shall not be liable for any failure to supply such heat, air conditioning, water or electricity not due to negligence on its part. Lessor reserves the privilege of stopping the service of such utilities at such time as Lessor deems it desirable to do so for repairs, alterations or emergencies, provided, however, when service is interrupted for repairs or alterations, Lessor shall consult with Lessee to select a mutually convenient time for such repairs or alterations.

          (b) Lessee shall pay Lessor eight thousand seven hundred dollars ($8,700.00) per year during the initial term of this Agreement, for the utilities specified in section 15 (a) above. The fee for the utilities during the renewal terms shall be increased annually but shall not increase by more than the local area CPI subject to a maximum of ten (10) percent in any one year.

          (c) Lessor will supply a telephone through the Hotel switchboard for incoming calls only. Upon Lessor's prior approval, other telephone lines may be installed at Lessee's expense, said approval not to be unreasonably withheld.



          16.  Termination.
               -----------

          (a) In the event that Lessee fails to carry out and comply with any of the covenants, conditions and agreements to be performed by it, including but not limited to failure to pay rent, then Lessor may notify Lessee of such failure or default and demand that the same be remedied within ten (10) days. In the event of Lessee's failure to so remedy the default within said period, Lessor shall thereupon have the right to cancel and terminate this

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Agreement without further notice.  Should Lessee receive a second notice of failure or default, Lessee shall have no right of remedy and the Agreement shall terminate at the end of the second notice period.

          (b) Lessee shall remain liable for damages as provided herein or by law, including all the rent for such time as the Agreement would have expired but for such termination and all expenses incurred in removing Lessee and reletting the Premises.



          17.  Property Taxes, Insurance and Indemnification.
               ---------------------------------------------

          (a) Lessor shall pay real estate taxes and fire and extended coverage insurance premiums on the Hotel and Premises.

          (b)  Lessee will provide and maintain, at its own expense:

               I. Workers' Compensation insurance including employers' liability which complies with the applicable workers' compensation laws affecting the Lessee and all employees working for the Lessee.

               II. Comprehensive general liability insurance including products and contractual liability for bodily injury or property damage with a combined single limit of not less than $1 million each occurrence. Such insurance shall name Lessor as additional insureds.

          (c)  All Lessee's policies shall be specifically endorsed

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to provide that the coverages obtained by virtue of this Agreement will be primary and that any insurance carried by Lessor shall be excess and non-contributory. All policies shall be specifically endorsed to provide that such coverage shall not be canceled or materially changed without at least thirty
(30) days prior written notice to Lessor. Lessee shall deliver certificates of insurance and any renewals thereof to Lessor which evidences the required coverages.

          (d) Lessee shall carry at its expense adequate insurance against loss or damage by and other various risks on all fixtures, improvements and other property controlled by Lessee and located upon the Premises, thereby holding Lessor harmless for any losses or damages to such property.

          (e) Lessee shall not allow any act or thing upon the Premises which will conflict with the Hotel's insurance policies or might subject Lessor to liability or responsibility for injury to persons or property.

          (f) Lessee shall defend, indemnify and hold harmless Lessor, its partners, officers, directors, agents and employees from and against any and all actions, costs, claims, losses, expenses and/or damages (whether in contract, in tort or otherwise), including attorney's fees arising out of or in any way resulting from Lessee's use of the Premises or this Agreement ("Claims"). Lessee shall further indemnify Lessor from and against any and all Claims for or arising out of any personal injuries or

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the death of any of Lessee's employees working at the Hotel and during the occupancy of all portions of the Hotel to which said employees are permitted access. The provisions contained in this paragraph shall survive the termination of the Agreement.

     18.  Compliance with Laws.  The parties shall comply with all laws and
          --------------------
ordinances and all rules, orders and regulations of all governmental authorities and of all insurance bodies, applicable to the Premises or to parties' compliance with this Agreement.

     19.  Waivers.  Lessee hereby waives (i) all rights under any present or
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future law to redeem the Premises or to continue this Agreement for the full term after the Lessee is dispossessed or ejected from the Premises by process of law or under the terms of this Agreement; (ii) the provisions of any law relating to notice or delay in execution of an eviction or dispossession of a tenant for nonpayment of rent; and (iii) all rights to trial by jury in any cause of action directly or indirectly involving the rental or terms, covenants or conditions or the Agreement or the Premises, regardless of who institutes the suit. The words "re-enter" and "re-entry" as used in this Agreement are not restricted to their technical legal meaning.

     20.  Successors and Assigns.  All provisions of this Agreement shall bind
          ----------------------
and benefit the respective permitted successors, assigns and legal representatives of the parties to this Agreement.

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However, the covenants are obligations on the part of Lessor under this
Agreement shall not be binding upon Lessor with respect to any period subsequent to a transfer of its interest in the Hotel.



     21.  No Partnership.  This Agreement does not form in any way a joint
          --------------
venture or partnership between the parties. Their relationship hereunder shall always remain that of Landlord and Tenant.



     22.  Curing Lessee's Defaults - Additional Rent.
          ------------------------------------------

          (a) If Lessee shall default in performance of any provision of this Agreement, Lessor may perform the same at the expense of Lessee, such expenses to include any legal expenses incurred by Lessor. If any rent or damages payable to Lessor are not paid when due, the same shall bear interest at 10% per annum or (if less) the highest legal rate, payable monthly, from the due date until paid, with the interest deemed additional rent. If any such additional rent is not paid, Lessor shall have the same rights and remedies as if Lessee defaulted in the payment of the fixed rent. Where Lessee is in arrears in the payment of any rent, Lessor may apply any payments to any items Lessor deems fit. Lessor reserves the right without liability to Lessee, to suspend furnishing to Lessee any property or service that Lessor is obligated to furnish at the expense of Lessee during any period in which the Lessee is in arrears in paying Lessor for such services and has been given five (5) days' notice by Lessor or general

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manager of such arrears.

          (b) If Lessee defaults in the payment of any part of rent and such nonpayment does not result from Lessor's breach of any obligations it has under this Agreement, or if the above described notice shall have been given without Lessee properly curing or if the Premises becomes vacant or deserted, Lessor may immediately, or at any time thereafter, re-enter the Premises and remove all persons and property by a suitable proceeding at law or by force or otherwise without being liable to Lessee. Lessee shall be liable to Lessor for damages equivalent in amount to all of the rent provided for in this Agreement to the time when this Agreement would have expired but for such termination, and this amount shall be immediately due and payable by the Lessee to Lessor. Lessee also shall pay to Lessor on demand all legal and other expenses incurred in removing Lessee, repairing and reletting the Premises, and such other expenses as Lessor may incur.


     23.  Non-Exercise of Rights While in Default. Lessee may not exercise any
          ---------------------------------------
right of termination or other option granted herein to it at any time when Lessee is in default under any provision of this Agreement.


     24.  Partial Invalidity. Any terms or provisions of this Agreement which
          ------------------
shall prove to be invalid, void or illegal shall in no way impair or invalidate any other term or provision hereof and such remaining terms and provisions shall remain in full force and

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effect.


     25.  Notices.  All communications required under this Agreement shall be
          -------
deemed to be properly served if sent by Registered or Certified Mail:

To Lessor At:       Desert Springs Marriott Limited Partnership
                    c/o Host Marriott
                    Attn:  Assistant General Counsel Asset Management
                    Dept. 72/923
                    10400 Fernwood Road
                    Bethesda, Maryland 20058


With a Copy To:     David Rolston, General Manager
                    Marriott's Desert Springs Resort & Spa
                    74855 Country Club Dr.
                    Palm Desert, CA 92260


And to Lessee At:   Marriott Ownership Resorts, Inc.
                    1807 Crystal Lake Drive
                    Lakeland, Florida 33802
                    Attn:  Assistant General Counsel

Or to such other address as each may give to the other by written notice. Except as otherwise provided in the Agreement, the date of service of such notices shall be the date such notices are received.


     26.  Entire Agreement. This Agreement contains the entire agreement between
          ----------------
the parties hereto and shall not be modified in any manner except by an instrument in writing executed by the parties.

     IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Agreement the day and year first above written.

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                                       "LESSOR"
                                       DESERT SPRINGS MARRIOTT LIMITED
                                       PARTNERSHIP

                                       By:
                                          --------------------------------------
                                          Marriott Desert Springs
                                          Corporation, General Partner



                                       By: /s/ Bruce F. Stemerman
                                          --------------------------------------
                                            Bruce F. Stemerman, Vice President



                                       "LESSEE"
                                       MARRIOTT OWNERSHIP RESORTS, INC.



                                       By:  /s/ David E. Broderick 2/2/95
                                          --------------------------------------
                                            David E. Broderick
                                            Vice President Western Region

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